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                                                                     EXHIBIT 2.3


             TRADE NAME ASSIGNMENT AND TRANSITIONAL TRADE NAME USE,
                              AND LICENSE AGREEMENT

         This TRADE NAME ASSIGNMENT AND TRANSITIONAL TRADE NAME USE, AND LICENSE AGREEMENT (this "Agreement") dated December 11, 2000, is made by and between SYBRON INTERNATIONAL CORPORATION, a Wisconsin corporation ("Sybron"), and SYBRON DENTAL SPECIALITIES, INC. (formerly known as "SDS Holding Co."), a Delaware corporation ("SDS").

                                    RECITALS

         WHEREAS, pursuant to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution between the parties dated as of November 28, 2000 (the "Contribution Agreement") and pursuant to certain other agreements of even date herewith, Sybron is transferring, or will transfer, to SDS, all of the Dental Assets (as defined in the General Assignment, Assumption and Agreement regarding Litigation, Claims and Other Liabilities (executed by the parties of even date herewith);

         WHEREAS, SDS is desirous of acquiring all of Sybron's right, title and interest to the corporate name "Sybron" (the "Trade Name"); and

         WHEREAS, the parties hereto intend hereby to provide for the license to Sybron of the right to use the Trade Name for an interim period during which Sybron will adopt a new corporate name.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement and the other Contribution Documents (as defined in the Contribution Agreement), the parties hereto agree as follows:

         1. Assignment. Sybron hereby sells, assigns and transfers to SDS, its successors and assigns, and SDS hereby accepts, all of Sybron's entire right, title and interest in and to the Trade Name, and all of Sybron's entire right, title and interest in and to any and all claims and demands it may have, at law or in equity, for past infringement of the Trade Name.

         2. Transitional Trade Name License and Transitional Use of Trade Name.

                  (a) For the purpose of enabling Sybron to make a transition from the Trade Name to a new corporate name to be adopted by Sybron, SDS grants to Sybron, for a period of one (1) year from the date of this Agreement, a royalty free, nontransferable, and nonexclusive license to use the Trade Name in Sybron's business operations, including in connection with any advertising or promotional materials, subject to the quality control provision of Section 3 of this Agreement; provided that the license granted hereunder shall be extended for an additional one (1) year period in the event that Sybron is not able to change its corporate name by the first anniversary of this Agreement.



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                  (b)      Sybron and SDS recognize that Sybron and the
                           Laboratory Business Subsidiaries (as defined in the Contribution Agreement) have acquired and produced and currently possess various assets (including inventory, products, packaging, and promotional materials) bearing the Trade Name (the "Products"). Pursuant to the license granted in subsection (a) above, Sybron and its subsidiaries shall have the right and license to continue to acquire and produce Products until the first anniversary of the date of this Agreement and shall have the right and license to use and sell Products until Sybron's supplies thereof are exhausted.

         3. Quality Control. Sybron and the Laboratory Business Subsidiaries shall use the Products in the same manner as they had prior to the Effective Date. The use of the Trade Name on Products shall be in appearance and quality reasonably satisfactory to SDS.

         4. Limitations. No license or rights under any other trademark, trade name, trade dress, trade designation or any other property right of SDS or its subsidiaries is granted by this Agreement. Sybron has no right to assign, transfer or sublicense any of its rights acquired or obligations assumed under this Agreement. Any such attempted assignment, transfer or sublicense shall be void. Sybron and the Laboratory Business Subsidiaries shall not use or permit the use of any trademarks or trade dress that are confusingly similar to the Trade Name. Sybron will promptly notify SDS of any conflicting use of or acts of infringement concerning the Trade Name and will cooperate as SDS reasonably may deem advisable to protect SDS's rights.

         5. Dispute Resolution. In the event that any dispute or difference arises between the parties relating to the interpretation or performance of this Agreement, the parties shall comply with the dispute resolution procedures prescribed in Article V of the Contribution Agreement.

         6. Miscellaneous.

                  (a) Entire Agreement. This Agreement and the other Contribution Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to their subject matter; provided, however, that the specific provisions of any other agreement between the parties executed and delivered by the parties in connection with the closing under the Contribution Agreement shall not be superseded by this Agreement and to the extent any such other agreement is in conflict herewith, such specific agreement shall control.

                  (b) Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written

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                           consent of the other party; except that this
                           Agreement may be assigned to a parent or subsidiary of a party, or to a third party acquiring substantially all of the assets of a party, without such prior written consent to such an assignment, provided that any such third party expressly assumes, and agrees to be bound by the terms of, this Agreement, and provided further that the assigning party shall not be relieved of any of its obligations hereunder in the event of such an assignment.

                  (c) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and is not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement.

                  (d) Written Amendment and Waiver. This Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with the amendment or waiver.

                  (e) Limited Amendment or Waiver. No waiver of any term, provision or condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

                  (f) Reformation and Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (a) that provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (b) if that provision cannot be so reformed, it shall be severed from this Agreement. The holding shall not affect or impair the validity, enforceability or legality of the provision in any other jurisdiction or under any other circumstances. Neither the holding nor the reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement to the extent that the other provision is not itself actually in conflict with any applicable law. Upon a determination that any term or provision is invalid, unenforceable or illegal, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

                  (g) Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Wisconsin (without regard to

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                           conflict of law principles) as to all matters
                           including, without limitation, matters of validity, construction, effect, performance and remedies.

                  (h) Titles and Headings. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

                  (i) Counterparts. This Agreement, and any other agreement to be executed in connection herewith, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (j) Effectiveness. This Agreement shall become effective at the Effective Date and may be terminated by Sybron at any time prior thereto without any liability on either party's part.



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         IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.

                                    SYBRON INTERNATIONAL CORPORATION


                                    By:  /s/ KENNETH F. YONTZ
                                       -----------------------------------------
                                    Name:  Kenneth F. Yontz
                                    Title: President and Chief Executive Officer



                                    SYBRON DENTAL SPECIALTIES, INC.



                                    By:  /s/ FLOYD W. PICKRELL, JR.
                                       -----------------------------------------
                                    Name:  Floyd W. Pickrell, Jr.
                                    Title: President and Chief Executive Officer



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